Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2018 RESULTS

New York, NY – August 8, 2018 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the second quarter 2018.

Highlights

•	Net loss for the second quarter was $18.8 million, or $0.65 per share, compared to net loss of $11.6 million, or $0.40 per share, in the second quarter of 2017. The net loss for the second quarter of 2018 includes a $6.7 million gain from the sale of vessels, net of impairments and $4.9 million of charges related to an amendment of the Company’s existing credit facility. Net loss for the second quarter of 2018 excluding these items was $20.6 million, or $0.71 per share.
•	Time charter equivalent (TCE) revenues(A) for the second quarter were $50.0 million, compared to $69.3 million in the second quarter of 2017.
•	Adjusted EBITDA(B) for the second quarter was $9.2 million, compared to $32.0 million in the same period of 2017.
•	Cash(C) was $142.9 million as of June 30, 2018; total liquidity was $192.9 million, including $50.0 million undrawn revolver.
•	Completed acquisition of six 300,000 DWT VLCCs for $434 million from Euronav NV, inclusive of assumed debt.
•	The Company’s FSO joint ventures closed on a credit facility in April 2018; International Seaways received $110 million in proceeds from the drawdown of the facility.
•	Sold and delivered four older vessels (a 2000-built VLCC, a 2001-built Aframax, a 2004-built MR and a 2003-built ULCC) to buyers during the quarter.

“During a challenging tanker environment, we took steps to enhance our earnings power ahead of a market recovery, while increasing our cash position to $143 million, said Lois K. Zabrocky, International Seaways’ president and CEO. We completed the acquisition of six highly efficient VLCCs, enabling the Company to significantly enhance its fleet size and age profile. We are pleased to have grown and renewed our fleet during a low point in the cycle without diluting shareholders and in a manner that maintains International Seaways’ overall balance sheet strength.”

Ms. Zabrocky continued, “Based on our lean and scalable model with predictable cash flows from our joint ventures and contracted fixed rate charters, we remain in a strong position to effectively operate through the current tanker cycle. Our success increasing our fleet’s DWT by 22% combined with our significant spot market exposure also bodes well for International Seaways to capitalize on future improvements to the product and crude tanker markets.”

Completion of VLCC Acquisition

On June 14, the Company completed its previously announced acquisition of six 300,000 DWT VLCCs for a purchase price of $434 million, inclusive of assumed debt, from Euronav NV. The six consist of five 2016-built VLCCs and one 2015-built VLCC, each constructed at Shanghai Waigaoqiao Shipbuilding Co. International Seaways financed the acquisition with the assumption of $311 million of the amended and restated debt secured by the six vessels under a China Export & Credit Insurance Corporation facility funded by The Export-Import Bank of China, Bank of China (New York Branch) and Citibank, N.A. In connection with this transaction and in order to finance portions of the consideration in connection therewith, and for other general corporate purposes, as applicable, the Company completed the following transactions during the six months ended June 30, 2018:

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(i)	Sale of six of its vessels comprising one VLCC tanker, one Aframax tanker, and four MR tankers (one of which the Company agreed to sell in 2017);
(ii)	Entry into sale-leaseback transactions yielding approximately $39.3 million in net proceeds in respect of two Aframax tankers in the first quarter of 2018;
(iii)	Refinancing of its FSO Joint Venture – on March 29, 2018, the FSO Joint Venture entered into a $220 million Senior Secured Credit Facility. The FSO Joint Venture drew down the facility in full on April 26, 2018 and distributed $110 million of the loan proceeds to the Company;
(iv)	Sale of $25 million of 8.50% notes due 2023 in an SEC-registered offering in May 2018;
(v)	Sale of $30 million of 10.75% subordinated step-up notes due 2023 in a private placement to certain funds and accounts managed by BlackRock, Inc. on June 13, 2018;
(vi)	Entry into a credit agreement, secured by the Seaways Raffles, a 2010-built VLCC tanker, with ABN AMRO Capital USA LLC as lead arranger and facility agent, and the related drawdown of $28.5 million thereunder on June 12, 2018;
(vii)	Entry into a second amendment of its Credit Agreement dated as of June 22, 2017;
(viii)	The assumption of outstanding debt under the Sinosure Credit Facility with effect as of June 14, 2018; and
(ix)	Sale of the Seaways Laura Lynn, to Euronav in late June 2018 for approximately $32.3 million in net proceeds.

Second Quarter 2018 Results

Net loss for the second quarter was $18.8 million, or $0.65 per share, compared to the net loss of $11.6 million, or $0.40 per share, in the second quarter of 2017. The net loss in the second quarter of 2018 reflects a decline of $19.3 million in TCE revenues compared with the second quarter of 2017, higher interest expense of $3.8 million and a reduction in equity in income of affiliated companies of $5.0 million. These negative factors were partially offset to a large degree by a net gain on vessel disposals during the period of $6.7 million, as well as decreases in expenses associated with changes to the Company’s debt facilities aggregating $10.1 million and decreases in vessel expenses of $3.8 million and depreciation and amortization of $2.3 million. Net loss for the first half of 2018 was $48.1 million, or $1.65 per share, compared to $6.4 million, or $0.22 per share, for the first half of 2017.

Consolidated TCE revenues for the second quarter of 2018 were $50.0 million, compared to $69.3 million in the second quarter of 2017. Shipping revenues for the second quarter of 2018 were $56.9 million, compared to $72.0 million in the second quarter of 2017. Consolidated TCE revenues for the first half of 2018 were $98.8 million, compared to $153.4 million for the first half of last year. Shipping revenues for the first half of 2018 were $108.9 million compared to $160.7 million in the prior year period. The decline in TCE revenues reflects in part the effect of positioning vessels for sale as part of our fleet renewal strategy.

The reduction in equity in income of affiliated companies was principally attributable to decreases in earnings from the two FSO joint ventures as charter rates in the five-year service contracts that commenced in the third quarter of 2017 are lower than the charter rates included in the service contracts under which the FSO joint ventures operated during the second quarter of 2017. In addition, interest expense for the two FSO joint ventures increased in the second quarter of 2018 compared to the second quarter of 2017 as a result of drawdowns on debt facilities aggregating $220 million during April 2018.

The increase in interest expense was primarily attributable to the higher average outstanding principal balances under the Company’s 2017 Credit Agreement than under the 2014 facility that it replaced late in the second quarter of 2017 and higher related interest rates.

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Adjusted EBITDA was $9.2 million for the quarter, compared to $32.0 million in the second quarter of 2017. Adjusted EBITDA was $15.7 million for the first half of 2018, compared to $78.6 million for the first half of 2017.

Crude Tankers

TCE revenues for the Crude Tankers segment were $34.4 million for the quarter, compared to $45.7 million in the second quarter of 2017. This decrease resulted primarily from the impact of lower average blended rates in the VLCC and Aframax sectors, aggregating approximately $15.4million. VLCC and Aframax spot rates declined to approximately $12,200 and $11,100 per day, respectively. Approximately $6.1 million of the reduction in TCE revenues represents the impact of the Company’s only ULCC being idle for the entirety of the current quarter and a 2000-built VLCC being held-for-sale as of the end of January 2018 through its sale in April 2018. There was a larger disparity in the spot market rates earned by the Company’s modern and non-modern VLCCs in the current period versus in the second quarter of 2017. VLCCs aged 15 years or less earned an average daily rate of $15,407 per day compared to the overall VLCC rate of $12,242 in the current period, while in the prior year’s period the VLCCs under 15 years of age earned an average daily rate of $27,496 per day compared to the overall VLCC rate of $26,657 per day. The decline in TCE revenues also reflects a $1.0 million decrease in revenue in the Crude Tankers Lightering business during the current quarter. These declines were partially offset by the impact of 540 additional revenue days, reflecting the two Suezmaxes and one VLCC that were acquired in the second half of 2017 and six VLCCs that were acquired in June 2018, aggregating $8.8 million. Shipping revenues for the Crude Tankers segment were $41.2 million for the quarter, compared to $47.9 million in the second quarter of 2017. TCE revenues for the Crude Tankers segment were $63.6 million for the first half of 2018, compared to $101.8 million for the first half of 2017. Shipping revenues for the Crude Tankers segment were $73.5 million for the first half of 2018, compared to $107.8 million in the first half of 2017.

Product Carriers

TCE revenues for the Product Carriers segment were $15.6 million for the quarter, compared to $23.5 million in the second quarter of 2017. This decrease was primarily due to a decline in average daily blended rates earned by the MR fleet, with spot rates declining to approximately $8,600 per day, accounting for $2.3 million of the decline in TCE revenues. Additionally, the impact of 639 fewer MR revenue days due to the sales of five MRs between August 2017 and April 2018 and the redelivery of three MRs to their owners between December 2017 and June 2018 at the expiry of their respective bareboat charters accounted for $6.3 million of the lower TCE revenues. These declines were partially offset by increased daily rates earned by the LR1 and LR2 fleets. Shipping revenues for the Product Carriers segment were $15.8 million for the quarter, compared to $24.0 million in the second quarter of 2017. TCE revenues for the Product Carriers segment were $35.2 million for the first half of 2018, compared to $51.6 million for the first half of 2017. Shipping revenues for the Product Carriers segment were $35.4 million for the first half of 2018, compared to $52.9 million for the first half of 2017.

Vessel Sales

During the quarter, the Company delivered a 2000-built VLCC, which was classified as held for sale at March 31, to its buyer in April. The Company also agreed to sell a 2001-built Aframax, a 2004-built MR and a 2003-built ULCC, which delivered to their buyers in April, May and June, respectively. Net proceeds received from the ships delivered to buyers in the second quarter totaled $69.1 million.

Conference Call

The Company will host a conference call to discuss its first quarter 2018 results at 9:00 a.m. Eastern Time (“ET”) on Wednesday, August 8, 2018.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

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A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Wednesday, August 8, 2018 through 11:59 p.m. ET on Wednesday, August 15, 2018 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10122824.

About International Seaways, Inc.

International Seaways, Inc. (NYSE:INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owned and operated a fleet of 53 vessels as of June 30, 2018, including fourteen VLCCs, two Suezmaxes, seven Aframaxes/LR2s, 12 Panamaxes/LR1s and 12 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2017 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$33,601	$42,339	$69,115	$92,112
Time and bareboat charter revenues	6,608	14,442	14,521	31,792
Voyage charter revenues	16,700	15,176	25,251	36,803
Total Shipping Revenues	56,909	71,957	108,887	160,707

Operating Expenses:
Voyage expenses	6,897	2,677	10,074	7,295
Vessel expenses	31,528	35,373	68,186	69,101
Charter hire expenses	10,723	11,036	19,346	22,387
Depreciation and amortization	16,804	19,099	34,428	37,715
General and administrative	6,064	5,096	12,093	11,370
Third-party debt modification fees	1,302	7,939	1,302	7,939
Separation and transition costs	-	296	-	1,031
Gain on disposal of vessels and other property,
net of impairments	(6,740)	-	(167)	-
Total operating expenses	66,578	81,516	145,262	156,838
(Loss)/income from vessel operations	(9,669)	(9,559)	(36,375)	3,869
Equity in income of affiliated companies	8,822	13,866	17,162	27,472
Operating (loss)/income	(847)	4,307	(19,213)	31,341
Other expense	(4,863)	(6,644)	(4,184)	(6,440)
(Loss)/income before interest expense and income taxes	(5,710)	(2,337)	(23,397)	24,901
Interest expense	(13,086)	(9,278)	(24,707)	(18,445)
(Loss)/income before income taxes	(18,796)	(11,615)	(48,104)	6,456
Income tax provision	-	(4)	(8)	(8)
Net (loss)/income	$(18,796)	$(11,619)	$(48,112)	$6,448

Weighted Average Number of Common Shares Outstanding:
Basic	29,130,230	29,194,240	29,118,271	29,187,286
Diluted	29,130,230	29,194,240	29,118,271	29,221,779

Per Share Amounts:
Basic and diluted net (loss)/income per share	$(0.65)	$(0.40)	$(1.65)	$0.22

The Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which requires that an employer classify and report the service cost component in the same line item or items in the statement of operations as other compensation costs arising from services rendered by the pertinent employees during the period and disclose by line item in the statement of operations the amount of net benefit cost that is included in the statement of operations. The other components of net benefit cost would be presented in the statement of operations separately from the service cost component and outside the subtotal of income from operations. The Company adopted this accounting standard on January 1, 2018 and has applied the guidance retrospectively.

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Consolidated Balance Sheets

($ in thousands)
	June 30,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$115,843	$60,027
Voyage receivables	62,408	58,187
Other receivables	10,391	4,411
Inventories	4,828	3,270
Prepaid expenses and other current assets	8,573	5,881
Current portion of derivative asset	1,738	16
Total Current Assets	203,781	131,792

Restricted Cash	27,010	10,579
Vessels and other property, less accumulated depreciation	1,405,577	1,104,727
Vessel held for sale, net	-	5,108
Deferred drydock expenditures, net	21,810	30,528
Total Vessels, Deferred Drydock and Other Property	1,427,387	1,140,363
Investments in and advances to affiliated companies	275,034	378,894
Long-term derivative asset	7,875	886
Other assets	5,393	1,970
Total Assets	$1,946,480	$1,664,484

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$32,967	$22,805
Payable to OSG	34	367
Payable associated with acquisition of vessels	20,954	-
Current installments of long-term debt	48,492	24,063
Total Current Liabilities	102,447	47,235
Long-term debt	789,537	528,874
Other liabilities	3,955	2,721
Total Liabilities	895,939	578,830

Equity:
Total Equity	1,050,541	1,085,654
Total Liabilities and Equity	$1,946,480	$1,664,484

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Consolidated Statements of Cash Flows

($ in thousands)
	Six Months Ended
	June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(48,112)	$6,448
Items included in net (loss)/income not affecting cash flows:
Depreciation and amortization	34,428	37,715
Loss on write-down of vessels	948	-
Amortization of debt discount and other deferred financing costs	2,651	3,930
Deferred financing costs write-off	2,273	7,020
Stock compensation, non-cash	1,525	1,733
Earnings of affiliated companies	(17,548)	(27,243)
Other – net	233	130
Items included in net (loss)/income related to investing and financing activities:
Gain on disposal of vessels and other property, net	(1,115)	-
Loss on extinguishment of debt	1,295	-
Cash distributions from affiliated companies	35,863	10,103
Payments for drydocking	(2,701)	(15,860)
Insurance claims proceeds related to vessel operations	3,528	5
Changes in operating assets and liabilities	(3,145)	(10,187)
Net cash provided by operating activities	10,123	13,794
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(128,925)	(18,583)
Proceeds from disposal of vessels and other property	126,504	-
Expenditures for other property	(320)	(374)
Investments in and advances to affiliated companies	1,966	(104)
Repayments of advances from joint venture investees	93,142	8,397
Net cash provided by/(used in) investing activities	92,367	(10,664)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	72,924	486,302
Extinguishment of debt	(60,000)	(458,416)
Payments on debt	(42,770)	(1,546)
Cash paid to tax authority upon vesting of stock-based compensation	(397)	(241)
Net cash (used in)/provided by financing activities	(30,243)	26,099
Net increase in cash, cash equivalents and restricted cash	72,247	29,229
Cash, cash equivalents and restricted cash at beginning of year	70,606	92,001
Cash, cash equivalents and restricted cash at end of period	$142,853	$121,230

The Company adopted ASU No. 2016-18, Statement of Cash Flows (ASC 230), Restricted Cash, which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The Company adopted this accounting standard on January 1, 2018. The adoption of this accounting standard resulted in the inclusion of restricted cash by $10,579 from December 31, 2017 in the beginning-of-period amount shown on the statement of cash flows for the six months ended June 30, 2018.

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2018 and the comparable period of 2017. Revenue days in the quarter ended June 30, 2018 totaled 3,833 compared with 4,141 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$32,176
Number of Revenue Days	4	-	4	-	91	91
VLCC
Average TCE Rate	$12,242	$9,660		$26,657	$42,389
Number of Revenue Days	813	9	822	648	90	738
Suezmax
Average TCE Rate	$13,070	$-		$-	$-
Number of Revenue Days	182	-	182	-	-	-
Aframax
Average TCE Rate	$11,061	$-		$12,962	$-
Number of Revenue Days	526	-	526	628	-	628
Panamax
Average TCE Rate	$14,861	$11,323		$12,266	$17,914
Number of Revenue Days	182	528	710	299	167	466
Total Crude Tankers Revenue Days	1,707	537	2,244	1,575	348	1,923
Product Carriers
LR2
Average TCE Rate	$12,585	$-		$10,149	$-
Number of Revenue Days	91	-	91	91	-	91
LR1
Average TCE Rate	$16,001	$-		$10,889	$16,239
Number of Revenue Days	364	-	364	107	247	354
MR
Average TCE Rate	$8,613	$5,294		$10,697	$5,294
Number of Revenue Days	1,043	91	1,134	1,682	91	1,773
Total Product Carriers Revenue Days	1,498	91	1,589	1,880	338	2,218
Total Revenue Days	3,205	628	3,833	3,455	686	4,141

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of June 30, 2018, INSW’s owned and operated 53 vessels, 41 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2018
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC and ULCC	14	14.0	-	-	14	14.0	4,248,751
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	4	4.0	2	2.0	6	6.0	674,999
Panamax	8	8.0	-	-	8	8.0	555,504
Crude Tankers	30	29.0	2	2.0	32	31.0	6,660,164

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	-	-	4	4.0	297,710
MR	8	8.00	4	4.0	12	12.0	591,910
Product Carriers	13	13.00	4	4.0	17	17.0	999,619

Total Crude Tanker & Product Carrier Operating Fleet	43	42.0	6	6.0	49	48.0	7,659,783

LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
							7,659,783
							and
Total Operating Fleet	47	44.0	6	6.0	53	50.0	864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

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(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2018	2017	2018	2017
TCE revenues	$50,012	$69,280	$98,813	$153,412
Add: Voyage expenses	6,897	2,677	10,074	7,295
Shipping revenues	$56,909	$71,957	$108,887	$160,707

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(B) EBITDA and Adjusted EBITDA

EBITDA represents net(loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2018	2017	2018	2017
Net (loss)/Income	$(18,796)	$(11,619)	$(48,112)	$6,448
Income tax provision	-	4	8	8
Interest expense	13,086	9,278	24,707	18,445
Depreciation and amortization	16,804	19,099	34,428	37,715
EBITDA	11,094	16,762	11,031	62,616
Third-party debt modification fees and costs associated with repurchase of debt	1,302	7,939	1,302	7,939
Separation and transition costs	-	296	-	1,031
Gain on disposal of vessels and other property, net of impairments	(6,740)	-	(167)	-
Write-off of deferred financing costs	2,273	7,020	2,273	7,020
Loss on extinguishment of debt	1,295	-	1,295	-
Adjusted EBITDA	$9,224	$32,017	$15,734	$78,606

(C) Total Cash

($ in thousands)	June 30, 2018	December 31, 2017

Cash and cash equivalents	$115,843	$60,027
Restricted cash	27,010	10,579
Total Cash	$142,853	$70,606

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